Exhibit (h)(3)

Prudential Investments LLC

Gateway Center Three

100 Mulberry Street

Newark, New Jersey 07102

December 20, 2007

Board of Directors

Dryden US Equity Active Extension Fund

Gateway Center Three

100 Mulberry Street

Newark, New Jersey 07102

Re:	Fees and Expenses

______________________________________________________

To the Board of Directors:

Effective December 27, 2007, Prudential Investments LLC (“PI”), as the Investment Manager to Dryden US Equity Active Extension Fund, has voluntarily agreed to reimburse and/or waive fees for the Fund through December 31, 2008 so that the Fund’s operating expenses, exclusive of taxes, interest, brokerage commissions, distribution fees and extraordinary expenses, do not exceed 1.25% of the Fund’s average daily net assets.

Prudential Investments LLC

By:	/s/ Robert F. Gunia _

Robert F. Gunia

Executive Vice President

L:\MFApps\CLUSTER 1\WAIVERS\Expense Caps\JDP\Expense Cap for DEA 12-31.08 (2).doc